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                                                                    Exhibit 10.3

               DESCRIPTION OF CERTAIN COMPENSATORY ARRANGEMENTS
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                   BETWEEN REGISTRANT AND EXECUTIVE OFFICERS
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Leased Automobiles

     The Registrant leases an automobile for each of its executive officers, subject to certain lease "cap" limitations that vary by executive officer. The Registrant reimburses the executive officer for all fuel, maintenance and repairs costs for the leased automobile, and the Registrant insures the automobile under its insurance programs. The Registrant also reimburses the executive officer (by way of a "gross-up" payment) for taxes on imputed income for personal use of the automobile.


Reimbursement for Financial and Tax Counseling

     The Registrant reimburses its President and Chief Executive Officer for up to $15,000 (per year) of out-of-pocket expenses incurred to obtain financial advice, estate planning advice, tax advice and/or tax return preparation. The Registrant reimburses each of its other executive officers for up to $6,500 (per year) of out-of-pocket expenses incurred to obtain financial advice, estate planning advice, tax advice and/or tax return preparation. The Registrant has made available (for an annual retainer fee) a financial counseling firm to provide such services to the Registrant's executive officers.


Reimbursement for Annual Medical Examination

     The Registrant reimburses each of its executive officers for up to $650 (per year) of out-of-pocket expenses incurred for an annual medical examination.